CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into this 1st day of December,1998, San Luis Obispo, California (hereinafter "Consultant"), and Paradigm Medical Industries, Inc., a Delaware corporation with its place of business at Salt Lake City, Utah. (hereinafter "Company").

THE PARTIES AGREE AS FOLLOWS:

1. Consultancy. Consultant shall serve as a consultant to the Company for a period commencing and concluding on the dates set forth in Schedule A hereto, subject to termination in accordance with Section 7. The period during which Consultant shall serve as a consultant to the Company pursuant to this Agreement shall constitute the "Consulting Period".

         1. Duties. Consultant shall serve as a consultant to the Company in the activities of the Company set forth in Schedule A or as otherwise requested by an officer of the Company. Consultant shall perform such services under the general direction of the Company or its officers, but Consultant shall determine the manner and means by which the services are accomplished. During the Consulting Period, Consultant agrees to perform all duties to the best of his ability. In the performance of such duties, Consultant shall consult with the Company at the Company's facilities or at such other places as the Company shall reasonably request. Consultant shall remain available for telephone consultation with the officers, employees, or consultants of the Company or any of its subsidiaries or affiliates.

2. Other Employment
    1. Other Affiliation. Consultant represents that he is not a party to any existing agreement that would prevent him from entering into this Agreement, and that the only agreements with third parties which may restrict his consulting activities on behalf of the Company at the time of this Agreement are Consultant's obligations pursuant to the agreements set forth in Schedule A. Consultant agrees to use his best efforts to segregate work done under this Agreement from all work done at, or for, any such company, corporation, and/or other commercial enterprises. In any dealings with any such company, corporation, and/or other commercial enterprises, Consultant shall protect and guard the Company's "Confidential Information" (as defined in Section 4.1 below) in accordance with the terms of this Agreement.

    2. Conflict of Interest. Consultant warrants that he is not obligated under any other consulting, employment, or other agreement which would affect the Company's rights or Consultant's duties under this Agreement unless specifically disclosed in Schedule A.

3. Compensation
    1. Consulting Fees. The Company agrees to pay Consultant and Consultant agrees to accept for Consultant's services under this Agreement consulting fees (the "Consulting Fees") as set forth in Schedule A

    2. Employment Taxes and Benefits. Consultant acknowledges and agrees that it shall be Consultant's sole obligation to report as self-employment income all compensation received by Consultant from the Company for Consultant's services as a consultant. Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligations imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payment made to Consultant by the Company for Consultant's services as a consultant.

    3. Legal Relationship. Consultant shall be an independent contractor with respect to the Company and shall not be an employee or agent of the Company. Consultant shall be entitled to no benefits or compensation from the Company except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of the Company.

    4. Expenses. Consultant will be reimbursed only reasonable costs and expenses incurred in performing duties hereunder. Such reimbursement shall be made within thirty (30) days of submission of adequate and appropriate documentation of such costs and expenses.

    5. Alpha Products. Consultant shall receive One (1) pre-production or production model of each product developed under this Agreement, free of charge from Company, for use in his clinical practice, teaching or other professional activities. Each Alpha Product given to Consultant shall carry a full service and warranty contract at no cost to Consultant during the term of the Agreement and as further set forth in Schedule A.

4. Confidentiality
    1. Confidential Information. Consultant's work for the Company creates a relationship of trust and confidence between the Company and Consultant. During and after Consultant's work for the Company, Consultant will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, suppliers or customers, except as may be necessary in the performance of Consultant's work for the Company or as may be authorized in advance by appropriate officials of the Company. "Confidential Information" includes Innovations (as defined in Section 6.2 below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets, any other non-public technical or business information, third party information made available to
    Consultant, joint research agreements or agreements entered into by the Company or any of its affiliates, whether in writing or given to Consultant orally, which Consultant knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Consultant or that the Company regularly gives to third parties without restriction on use or disclosure or was known to the Consultant prior to this agreement.

    2.Records. Consultant agrees to keep separate and segregated from other work all documents, records, notebooks and correspondence which directly relate to his/her work under this Agreement. With respect to data stored on magnetic media such as computer discs or tapes, those directly relating to Consultant's work under this Agreement may be stored with those of other work on the same magnetic media; however, they shall be stored in files, directories, or other appropriate forms, so that those directly relating to Consultant's work under this Agreement may be identified and separated from those of other work with reasonable ease.

    3. Record of Confidential Information. All notes, memoranda, reports, drawings, manuals, materials, data and any papers or records of every kind which are or shall come into Consultant's possession at any time during the Consulting Period related to Confidential Information of the Company shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of the Consulting Period or upon request of the Company at any time either during or after the termination of the Consulting Period, and no copies, notes, or excerpts thereof shall be retained, except that, copies, notes, or excerpts of said property already archived on magnetic tapes by Consultant's backup processes shall be retained by Consultant for a period no longer than what Consultant normally would for backup archives, and no part of said archived property shall be reproduced thereafter from said tapes in any form without written permission from the Company.

    4. Proprietary Properties of Others. In his performance hereunder, Consultant shall comply with all legal obligations he may now or hereafter have respecting the information or other property of any other person, firm, or corporation. Specifically, Consultant shall not disclose to the Company any proprietary information or trade secrets of others.

5. Innovations
      1. Company Property. All Innovations made, conceived, or completed by Consultant, individually or in conjunction with others during the Consulting Period shall be the sole and exclusive property of the Company, provided such Innovations (i) are made, conceived or completed with equipment, supplies, or facilities of the Company, its subsidiaries or affiliates, or (ii) are made, conceived or completed by Consultant during hours in which Consultant is performing services for the Company or any of its subsidiaries or affiliates. It is understood that nothing contained herein shall affect the rights or obligations of Consultant with respect to any Innovations which are protected by Section 2870 of the California Labor Code.

    2. Disclosure, assignment, and waiver
        1 Disclosure of Innovations. Consultant shall, at the Company's expense, disclose in writing to the Company, to the extent of detail that the Company may reasonably request, all inventions, discoveries, concepts, ideas, improvements and other innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing work for the Company or as a result of that work, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations include: formulas, algorithms, methods, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, computer programs and their documentation, encoding techniques, articles, writings, compositions, work of authorship, marketing and new product plans, production processes, advertising, packaging and marketing techniques, and improvements to anything.

        2 Assignment of Ownership. Consultant agrees that all Innovations pertaining to the application of the Company will be the sole and exclusive property of the Company and hereby assigns to the Company all rights in the Innovations and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights. The rights of the consultant to use and market his innovations in other unrelated arenas, specifically medical applications, are not transferred by this agreement At the Company's request and expense, during and after the period during which Consultant acts as a consultant to the Company, Consultant will assist and cooperate with the Company in all respects and will execute documents, and subject to reasonable availability, give testimony and take further acts requested by the Company to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protection for the Innovation(s). Consultant hereby appoints the Secretary of the Company as Consultant's attorney-in-fact to execute documents on Consultant's behalf for this purpose.

        3 Legal Proceedings. Whenever requested to do so by the Company and at the Company's expense, Consultant shall promptly deliver to the Company evidence for interference purposes or other legal proceedings and testify in any interference or other legal proceedings which relates to any matters on which Consultant has provided services to the Company. Company shall promptly pay Consultant his usual and customary fees if Consultant is required to testify, travel or miss his regular office hours in order to participate in said proceedings.

        4 Non-Infringement. Consultant represents and warrants that the services performed under this Agreement and the Innovations made or contributed by Consultant hereunder will not infringe on any rights of any third party.

        5 Notification of license requirement. Prior to introduction to the Company any Innovation that requires or may require a license from Consultant or a third party, Consultant shall notify the Company about such requirement or the possibility of such requirement.

6. Non-Solicitation. During the Consulting Period and for a period of two years after the expiration or earlier termination of the Consulting Period, neither Consultant nor the Company shall employ the other party's employees, or solicit or recruit the other party's employees for a third party, without the other party's prior written consent.

7. Termination. The Consulting Period may be terminated as set forth in Schedule
A. The covenants and agreements set forth in Sections 4, 5 and 6 shall survive the Consulting Period and remain in full force and effect for two (2) years regardless of such termination.

8. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, that provision shall be enforced to the maximum extent permitted by law, and the other provisions will remain in full force and effect.

9. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by registered or certified with return receipt requested, and addressed to the other party at the following address, or such address as may be designated in accordance herewith:



         To the Company:                             To Consultant:
         Paradigm Medical Industries, Inc.           Michael B. Limberg, M.D.
         1127 West 2320 South Suite A                1270 Peach Street
         Salt Lake City, UT  84119                   San Luis Obispo, CA  93401

 10. Binding Effect: No Assignment. This Agreement shall be binding upon Consultant, and except as regards personal services, upon Consultant's heirs, personal representatives, executors and administrators, and shall inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by Consultant and any attempted assignment by Consultant shall be void.

11. Amendment. This Agreement may be modified or amended only by mutual written consent of the parties.

12. Governing Law. This Agreement shall be governed and enforced in accordance with the laws of the State of California, excluding that body of law known as choice of law.

13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondences, understanding and agreements of the parties relating to the subject matter hereof.

14. Attorney's Fees. In the event that legal proceedings are brought to enforce any provisions contained herein, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and expenses.

Executed this Agreement as of the date first above written.

Consultant: Michael B. Limberg, M.D.


By: /s/ Michael B. Limberg, M.D.
    ----------------------------
    Michael B. Limberg, M.D.

Company: Paradigm Medical Industries, Inc.


By: /s/ Michael W. Stelzer
    ----------------------
    Michael W. Stelzer, Chief Operating Officer